Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of our report dated January 20, 2004 (except for Note 28, as to which the date is March 2, 2004) with respect to the consolidated financial statements of Hudson United Bancorp and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2003:

Form S-8 No. 333-86794, pertaining to the 2002 Stock Option Plan

Form S-8 No. 333-75571, pertaining to the 1999 Stock Option Plan

Form S-8 No. 333-61491, pertaining to the Option Plan of IBS Financial Corp.

Form S-8 No. 333-61493, pertaining to the Option Plans of Dimefinancial Corp.

Form S-8 No. 333-52193, pertaining to the Option Plans for Former Employees of Poughkeepsie Financial Corp.

Form S-8 No. 033-59801, pertaining to the 1995 Stock Option Plan

/s/ Ernst & Young LLP

New York, New York

March 12, 2004